EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     THIS ASSET PURCHASE AGREEMENT ("Agreement"), is made as of this 5th day of November, 1996, by and among Coronado Industries, Inc., a New York Corporation ("Coronado"), Ophthalmic International, L.L.C., an Arizona Limited Liability Company ("Ophthalmic") and American Glaucoma, a joint venture operated by G. Richard Smith and Gary Smith ("American").
RECITALS

     1. Coronado is a publicly traded corporation, organized under the laws of the State of New York and in the process of changing the venue of the corporation to the State of Nevada pursuant to a statutory merger, which should be finalized within the next sixty (60) days.

     2. Coronado currently has 20,000,000 common shares S.001 par value ("Common Shares") authorized for issuance and 429,125 Common Shares currently outstanding. In addition, Coronado has 1,000,000 preferred shares $.0001 par value per share authorized (and an additional 2,000,000 preferred shares
S.0001 par value approved for authorization by the shareholders) with no preferred shares outstanding.

     3. Ophthalmic is an Arizona Limited Liability Company which has been organized for the purpose of developing and marketing an open angle glaucoma treatment apparatus.

     4. American is a newly established joint venture established for the purpose of opening clinics to utilize the device developed by Ophthalmic.

     5. Coronado is desirous of purchasing the assets and technology owned by Ophthalmic and the business plan and proprietary fights owned by American in exchange for Common Shares in Coronado, as more fully set forth in this Agreement.
                                  AGREEMENT

1.0          PURCHASE  OF  ASSETS

1.1 Ophthalmic will transfer to Coronado all tangible assets and equipment owned by Ophthalmic as of the close of business on the day prior to the closing date. Additionally, Ophthalmic will grant an exclusive license to Coronado or a subsidiary formed by Coronado to produce and mark-et any and all devices which have been developed by Ophthalmic for the treatment of glaucoma. The aforementioned license shall be irrevocable for the period of the

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license,  except  in  the  event  that  Ophthalmic  exercises  its right under paragraph  9.0  of  this  Agreement.

1.2 Ophthalmic shall assign to Coronado or a subsidiary formed by Coronado, one year after the date of the closing of this Agreement, all right, title and interest in any devices and/or methods that have been developed by Ophthalmic, including, but not limited to all patents (both domestic and international), patentable technology, trade secrets and technology contained in devices and/or methods for which patents have been applied for, but not yet granted. Provided, however, that Ophthalmic shall be relieved of this obligation to transfer the aforementioned intellectual properties in the event that Ophthalmic discovers that any of the representations and warranties contained in this Agreement contain false or misleading statements regarding any material fact, which, if had been initially revealed, would have effected the decision of either Ophthalmic or American to enter into this Agreement. Should Ophthalmic elect to decline to transfer the intellectual property as set forth in this paragraph (and as more fully set forth in paragraph 9.0 of this Agreement), Coronado agrees to return any other assets transferred to it as a result of this Agreement and Ophthalmic shall return all shares issued to it as consideration for the aforementioned assets.

1.3 American agrees to transfer to Coronado or a subsidiary formed by Coronado all business plans, marketing plans, and other forms of work product to be utilized in establishing clinics for the treatment of glaucoma. In the event that American elects to utilize the remedies made available to it by paragraph 9.0 of this Agreement, American can tender to Coronado all shares issued to American and receive in exchange, all assets transferred pursuant to this paragraph.

2.0          TRANSFER  OF  COMMON  STOCK  FOR  ASSETS

2.1          INITIAL  EXCHANGE  PRICE

Coronado agrees that at the closing, it will transfer to Ophthalmic and American an amount of its common stock to equal 85% of the then outstanding shares of common stock in Coronado. The actual number of common shares payable to Ophthalmic and American shall be based upon the number of outstanding shares currently issued by the corporation

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(429,125), the number of common shares required to be issued by Coronado prior to closing in order to obtain sufficient liquidity to pay all current outstanding payables of Coronado (see paragraph 3.0 below) 15,592,224 shares and the number of commission shares issued in conjunction with this Agreement (see paragraph l0.0 below). The exact division of the Coronado common shares to be issued is set forth in Exhibit "A" attached hereto and made a part hereof.

2.2          ISSUANCE  OF  ADDITIONAL  SHARES

The parties to this Agreement recognize that additional liquid capital is required in order to complete the business plan established by Ophthalmic and American. It is contemplated by the parties that Coronado will require approximately $500,000 in order to adequately capitalize the aforementioned business plan. Therefore, the parties agree that within one hundred twenty
(120) days after the closing of this Agreement, Coronado is authorized to issue up to 200,000 additional shares of common stock in order to obtain the $500,000 capitalization. It is understood by Ophthalmic and American that these additional shares will dilute the 85% interest in Coronado acquired by this Agreement, to the extent of the number of shares actually issued. In the event that Coronado is unsuccessful in raising the $500,000 within the one hundred twenty (120) days, Coronado agrees to issue an additional 2,000,000 common shares to the members of Ophthalmic and American. In the event that the additional shares are issued, the members of Ophthalmic and American agree to provide all of the necessary capitalization to complete the aforementioned business plans.

3.0          ACCOUNTS  PAYABLE  OF  CORONADO

     It is a condition precedent to the closing of this Agreement that all accounts payable currently owed by Coronado are satisfied in full. Ophthalmic and American approve Coronado's issuing of up to 1,489,444 additional shares of common stock to raise sufficient capital to satisfy all current outstanding payables as of the date of closing of this transaction.

4.0          DIRECTORS

     Upon the closing of this transaction, the current Board of Directors will fill the two vacancies remaining on the five-member Board of Directors with appointees designated by the members of Ophthalmic and American.

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5.0          RESTRICTED  STOCK

     Ophthalmic and American understand that the shares of Coronado that they will receive in this transaction will not be registered with any state securities regulatory commission or the United States Securities and Exchange
Commission.    Instead,  Coronado  "ill  be  relying  on  exemptions  from registration. The exemption from registration to be utilized by Coronado provides, among other things, that the shares issued pursuant to the registration  may  not  be  resold  by  the  investor,  but,  must be held for
                                                              ----------------
investment  purposes only.  Therefore, the restricted shares to be acquired by
-------------------------
Ophthalmic and American may not be resold on an open market, should one become available. Ophthalmic and American may sell the stock in the future in the event that Coronado registers the shares for sale. Also, Ophthalmic and American may sell their restricted shares on the open market two years after coming into ownership of the shares. The latter sales are limited to sales of not more than a maximum of 1% of the outstanding shares of the Corporation over any three-month period in an open-market transaction. Ophthalmic and American state that they are aware of the restrictions on transfer imposed by the United States Securities and Exchange Commission under Rule 144 of the Securities Act of 1933.

6.0          WARRANTIES

6.1          WARRANTIES  OF  OPHTHALMIC

Ophthalmic  hereby  warrants  and  represents  to  Coronado  that:

     A.     OWNERSHIP: there exists 3 members of the limited liability company
     ----------------
and that said members own 100% of the equity in the limited liability company. The managing member of the limited liability company is, and said managing member has full authority to transfer the assets set forth in paragraph 1. I of this Agreement, free and clear of any and all liens, judgments or restrictions.

     B.          FINANCIAL  STATEMENTS:  Any  and  all financial statements of
     ---------------------------------
Ophthalmic presented to Coronado are true and correct and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, and fairly and accurately represent the financial condition of Ophthalmic during those periods. Further, to the best of Ophthalmic's knowledge, the financial statements are auditable.

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     C.TITLE: All intellectual property to be transferred to Coronado is owned
     -------
by Ophthalmic and there are no other co-owners or joint inventors on any patents to be assigned or intellectual property to be transferred and that said properties are free of all liens, mortgages, encumbrances, security
interests  and  pledges.   Further,  that  the  transfer  of said intellectual
property to Coronado will not violate any contractual obligations involving third parties, who are not a party to this Agreement.

     D.LITIGATION: Ophthalmic is  not  involved in any actions, proceedings or
     -------------
investigations, including claims of patent infringement, which might materially or adversely affect the business or assets of Ophthalmic or which would prevent or hamper the transactions contemplated by this Agreement; and Ophthalmic knows of no threatened or pending lawsuits or possible claims for injury arising from workers' compensation, product liability, other tort claims, contract claims, or any other claims regardless of type.

     E.  COMPLIANCE:To the best of its knowledge, Ophthalmic has complied with
     ---------------
all federal, state and local laws and regulations relating to its business so that there exists no known violation of any laws or regulations as pertaining thereto.

     F.FULL  DISCLOSURE:  Ophthalmic has made a full disclosure of any and all
     ------------------
material facts that Coronado must know in order for Coronado to adequately evaluate the current legal and financial status of Ophthalmic.

6.2          WARRANTIES  OF  AMERICAN

American  hereby  warrants  and  represents  to  Coronado  that:
     A.      TITLE: All intellectual property to be transferred to Coronado is
     --      -----
owned by American and there are no other co-owners or joint inventors on any intellectual property and financial information to be transferred and that said properties are free of all liens, mortgages, encumbrances, security interests and pledges. Further, that the transfer of said intellectual property and financial information to Coronado will not violate any contractual obligations involving third parties, who are not a party to this Agreement.

     B.     LITIGATION:American is not involved in any actions, proceedings or
     -----------------
investigations which might materially or adversely affect the business or assets of American or which would

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prevent  or  hamper  the  transactions  contemplated  by  this  Agreement; and
American knows of no threatened or pending lawsuits or possible claims for injury arising from workers' compensation, product liability, other tort claims, contract claims, or any other claims regardless of type.

     C.        FULL DISCLOSURE: American has made a full disclosure of any and
     -------------------------
all material facts that Coronado must know in order for Coronado to adequately evaluate the current legal and financial status of American.

6.3          WARRANTIES  OF  CORONADO

     A.      FINANCIAL STATEMENTS:Any and all financial statements of Coronado
     ----------------------------
presented to Ophthalmic and American are true and correct and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, and fairly and accurately represent the financial condition of Coronado during those periods.

     B.        LIABILITIES:That upon the closing of this transaction, Coronado
     ---------------------
will have no current or long term outstanding liabilities to any known creditor.

     C.     LITIGATION:Coronado is not involved in any actions, proceedings or
     -----------------
investigations, including, but not limited to, claims of patent infringement, which might materially or adversely affect the business or assets of Coronado or which would prevent or hamper the transactions contemplated by this Agreement, and Coronado knows of no threatened or pending lawsuits or possible claims for injury arising from workers' compensation, product liability, other tort claims, contract claims, claims of shareholders or shareholder lawsuits, or any other claims regardless of type.
     D.         COMPLIANCE:To the best of its knowledge, Coronado has complied
     ---------------------
with all federal, state and local laws and regulations relating to its business so that there exists no known violation of any laws or regulations as pertaining thereto.

     E. CORPORATE STATUS:Coronado is a corporation, duly organized and validly
     -------------------
existing and in good standing under the laws of the State of New York. Coronado's Directors have

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all  requisite  power and authority to consummate the transaction contemplated by  this  Agreement.

     The stock to be issued in exchange for the assets of Ophthalmic and American, when issued, will be validly existing, fully paid and non-assessable common stock of Coronado Industries, Inc., a New York corporation; and, upon the delivery to Ophthalmic and American, Ophthalmic and American shall possess all rights, title and interest to the aforementioned common stock of Coronado, including all voting rights pertinent thereto.

     That the shareholders of Coronado in a special meeting of shareholders held August 30, 1996 authorized the change of venue of Coronado from the State of New York to the State of Nevada and that pursuant to said shareholder vote, the corporation known as Coronado Industries, Inc., a Nevada corporation, has been duty formed; and the officers of Coronado Industries, Inc., a New York corporation, and Coronado Industries, Inc., a Nevada corporation, have entered into and filed with the proper state authorities a Plan of Merger which will accomplish the change of venue of the corporation from the State of New York to the State of Nevada. Although the filing of said documents have been accomplished, the State of New York requires as a condition precedent to the granting of the merger, an approval of the Tax Commissioner for the State of New York, which approval takes a minimum of eight (8) weeks to obtain.

     F.        REPORTING COMPANY: Coronado acknowledges that it is a reporting
     ---------------------------
company under the Securities Act of 1933 and that it is current in all of its required filings with the Securities and Exchange Commission as of the second quarter of 1996. That the corporation WILL undertake to file a Form 10-QSB with the Securities and Exchange Commission before the due date of its filing for the third quarter of 1996.

     F.      FULL DISCLOSURE: Ophthalmic has made a full disclosure of any and
     -----------------------
all material facts that Coronado must know in order for Coronado to adequately evaluate the current legal and financial status of Ophthalmic.

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6.4          SURVIVAL  OF  WARRANTIES

All representations and warranties contained herein shall survive the closing of this Agreement.

7.0          DUE  DILIGENCE

Each party to this agreement has the right to continue to review the various documents held by the other parties, pertaining to this agreement, which may be in each parties' possession. Each party agrees to make full and complete access of said documentation to the parties and their agents and attorneys. Each party has the right to request the attorney for each corporation to provide at closing an opinion letter with regard to the current status of the corporation, as well as the status of any legal proceedings pending or threatened against the corporation effective as of the date of closing.

     During the pendency of this agreement, each party agrees to advise all other parties to this agreement of any and all facts that come to his or its attention that may have an adverse effect upon the party's decision to complete this agreement.

8.0          CLOSING

     This Agreement shall close on a date not later than November 15, 1996 or such earlier date as may be authorized by the Board of Directors of Coronado and the members of Ophthalmic and American. The closing shall take place at The exact date of closing shall be established by agreement of the parties hereto. In the event that this Agreement falls to close by November 15, 1996 this Agreement shall be null and void and each party to this Agreement shall release the other from any further obligations hereunder.

8.1          EXPENSES  OF  Closing

Coronado shall be responsible for the payment of legal, accounting and related expenses incurred with the closing of this transaction. It is agreed by the parties that the expenses of closing, not to exceed $5,000, shall be withdrawn from the initial capitalization paid to Coronado by virtue of paragraph 2.2.

9.0          RELIANCE  BY  OPHTHALMIC  AND  AMERICAN

     Ophthalmic and American state that they are entering into this Agreement based upon the warranties and representations made to them and contained in
paragraph  6.3  of  this  Agreement.    In

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the  event  that  during  the twelve month period, commencing upon the date of closing, Ophthalmic or American discover that any warranties and representations contain false or misleading statements of a material nature or that any statements contained in the warranties and representations are incomplete  and  that  the  omission  of  necessary  language  created a false impression as to any material fact, including, but not limited to, any undisclosed liabilities that Coronado had reason to know of at the time of closing, Ophthalmic and American shall have the following remedy. Upon the discovery by Ophthalmic or American of any representation or warranty contains false or misleading statements as to any material fact or fails to state a material fact which, if known, would materially effect their initial investment decisions, Ophthalmic and American shall immediately verify the accuracy of the new information and, shall have the ability to rescind this
transaction.   In the event that Ophthalmic or American elects to rescind this transaction they shall be bound by the terms provided in paragraph 1.0 of this Agreement.

10.0          COMMISSIONS

     ALL parties to this Agreement acknowledge that various individuals have been instrumental in the negotiations culminating in this Agreement. Therefore, in consideration of the efforts of the various individuals, Coronado agrees to issue 855,000 common shares, upon the successful closing of this transaction to the individuals set forth in Exhibit "B". All shares issued shall be restricted shares and issued pursuant to a private placement. The parties hereto state that no other individuals have been involved either as brokers, agents or representatives in the completion of this Agreement and that there are no other commissions due any other individuals aside from the individuals named in Exhibit "B".

11.0          ENTIRE  AGREEMENT

     It is agreed by the parties that the terms set forth in this Agreement constitute the entire agreement between the parties with regard to the Plan of Reorganization and that there are no other terms or understandings, either oral or written, not contained in this agreement. It is expressly understood that this agreement supersedes all prior written or oral agreements of the parties that may concern the subject matter of this agreement and that any such prior agreements are now void and

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unenforceable.   Any further modification of this Agreement will be valid only as  agreed  to  by  all  parties,  in  writing.

12.0          GOVERNING  LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

13.0          NOTICES

     All notices, requests, demands and other communications under this Agreement shall be in writing and shah be deemed to have been duly given on the date of service if served personally on the parry to whom notice is to be given, or on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed as follows:

     Coronado:          Coronado  Industries,  Inc.
                        c/o  Edward  A.  Barth
                        4264  Strausser  Street,  N.W.
                        North  Canton,  Ohio  44720

     Ophthalmic:        Ophthalmic  International,  L.L.C.
                        18813  East  Parlin
                        Fountain  Hills,  AZ  85288

     American:          American  Glaucoma
                        18813  East  Parlin
                        Fountain  Hills,  AZ  85288

14.0          MULTIPLE  COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

WITNESS:                     CORONADO  INDUSTRIES,  INC.
                             BY: /s/ EDWARD A. BARTH
                             --------------------------------
                                 EDWARD A. BARTH

                             OPHLAMIC  INTERNATIONAL,  L.L.C.
                             BY: /s/ GEORGE R. SMITH
                             --------------------------------
                                 GEORGE R. SMITH

                             AMERICAN  GLAUCOMA
                             BY: /s/ GARY SMITH
                             --------------------------------
                                 GARY SMITH